EXHIBIT 99




                          FINANCIAL SCIENCES OF AMERICA

                                  NEWS RELEASE



                          UCI MEDICAL AFFILIATES, INC.
                         EXPANDS BOARD TO SEVEN MEMBERS



Columbia, SC -- August 27, 1996 -- UCI Medical Affiliates, Inc. (NASDAQ:UCIA) announced today the addition of two new members, Ashby M. Jordan, M.D. and Thomas G. Faulds, both residents of South Carolina, to its Board of Directors, expanding the Board from five to seven members. Both Dr. Jordan and Mr. Faulds have substantial expertise in managed care and medical management.

"Dr. Jordan has served as Medical Director for CIGNA HealthPlan of South Florida and is currently Vice President of Medical Affairs for Blue Cross Blue Shield of South Carolina. In this role, he is well versed with issues of credentialling, utilization and quality assurance that are the forefront of the managed care revolution," said Dr. M.F. McFarland, III, Chairman, President and CEO of UCI Medical Affiliates, Inc.

Dr. McFarland went on to say, "Mr. Faulds also brings special value to the Board. Having been appointed to the State Health Planning Committee by Governor Beasley, Mr. Faulds has over 24 years of experience in HealthCare Planning and Management. As Executive Vice President of Blue Cross Blue Shield of South Carolina, with the responsibility for a number of managed care plans, Mr. Faulds is familiar with the latest trends in managed care and will be of invaluable assistance in ensuring that UCI continues to remain on the cutting edge of managed care."

He concluded, "The management of the Company is very excited to have available the proven expertise and judgment of Dr. Jordan and Mr. Faulds as Directors of the Company to assist in the Company's continued development and preparation of managed care."

UCI Medical Affiliates, Inc. provides nonmedical management and administrative services for freestanding medical centers which operate as Doctor's Care centers. The Company has reported increased revenues and profits for four straight quarters. The stock is quoted on the Nasdaq Small Cap Market and currently trades at 3 5/8 based on approximately 4 million shares outstanding.


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CONTACT: FRAN DANIELS (310) 278-4413

                  9255 DOHENY ROAD, SUITE A - LOS ANGELES, CALIFORNIA 90069

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